UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 28, 2017

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY
(Exact name of registrant as specified in its charter)

Ireland	001-31560	98-0648577
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

38/39 Fitzwilliam Square Dublin 2, Ireland	N/A
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (353) (1) 234-3136

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01     Entry into a Material Definitive Agreement

On September 28, 2017, Seagate Technology plc (the “Company”) entered into an Equity Commitment Letter (“ECL”) with a consortium of investors led by Bain Capital Private Equity for the acquisition (the “Acquisition”) of Toshiba Memory Corporation (“TMC”).

The ECL contemplates that, upon the closing of the Acquisition, the Company or one of its subsidiaries would purchase up to JPY 139.5 billion (approximately USD 1.25 billion based on current exchange rates), of a newly issued non-convertible preferred equity security (the “Preferred Stock”) of K. K. Pangea, a Japanese company newly formed for the purposes of acquiring TMC (the “Issuer”). The Preferred Stock would bear dividends at a rate of 5% per annum, to be paid in kind, and would have a maturity date of eight years after the initial issuance, unless earlier redeemed (which redemption may occur at any time at the Issuer’s election, or upon the occurrence of certain specified events). The Preferred Stock would rank subordinate to any indebtedness of the Issuer, pari passu with any other non-convertible preferred stock of the Issuer and senior to all convertible preferred stock and common stock of the Issuer. The holders of such Preferred Stock, as a class, would have certain approval rights over significant actions by the Issuer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY

By:	/s/ DAVID H. MORTON, JR.
Name:	David H. Morton, Jr.
Title:	Executive Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)

Date: September 28, 2017